UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 8, 2006
ORBITAL SCIENCES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-14279	06-1209561

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
21839 Atlantic Boulevard, Dulles, Virginia 20166

(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: (703) 406-5000
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
      Orbital Sciences Corporation (the “Company”) hereby announces the pending expiration of the Company’s outstanding warrants (CUSIP No. 685564148) to purchase the Company’s common stock that the Company issued in August 2002 (the “Warrants”). The Company issued the Warrants pursuant to a Warrant Agreement (the “Warrant Agreement”), dated August 22, 2002, between the Company and U.S. Bank, N.A., as warrant agent (the “Warrant Agent”). The Warrants will expire at 5:00 p.m., New York City time, on August 15, 2006. To the extent not exercised by such date and time, the Warrants shall become void.
      Each Warrant, when exercised, entitles the holder to purchase 122.23 shares of the Company’s common stock at an exercise price equal to $3.86 per share. The Warrants may be exercised by surrendering the warrant certificates evidencing the Warrants to be exercised with the accompanying form of election to purchase that is properly completed and executed (with signatures guaranteed), together with the payment of the exercise price to the Warrant Agent prior to 5:00 p.m., New York City time, on August 15, 2006. Payment of the exercise price may be made in accordance with the Warrant Agreement by tendering the exercise price in cash in United States dollars by wire transfer or by certified or official bank check payable to the Company. Warrantholders have the option, in lieu of exercising their Warrants for cash, to receive common stock with an aggregate market value equal to the difference between the average closing price per share of the Company’s common stock for the twenty trading days preceding the exercise date and the exercise price multiplied by the number of such shares.
      Further information regarding the exercise of the Warrants can be obtained by calling the Warrant Agent at (651) 495-3520.

SIGNATURE
      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORBITAL SCIENCES CORPORATION
(Registrant)

Date: August 8, 2006	By:	/s/ Garrett E. Pierce
Garrett E. Pierce
Vice Chairman and Chief Financial Officer